Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax

November 10, 2026

VIA ELECTRONIC MAIL

DataMeds AI, Inc.

3000 Bayport Drive, Suite 950

Tampa, FL 33607

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to DataMeds AI, Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion that relates to the Company’s Registration Statement on Form S-1 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling stockholders listed therein (the “Selling Stockholders”), from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of up to 34,462,057 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 1,282,143 previously issued shares of Common Stock (the “Issued Shares”); (ii) up to 21,300,295 shares of Common Stock (the “Conversion Shares”) issuable upon either conversion of the convertible promissory notes issued in May 2026 (the “May 2026 Notes”) or conversion of shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) that may be issued upon conversion of the May 2026 Notes; (iii) up to 8,298,225 shares of Common Stock issuable upon exercise of warrants issued in connection with the May 2026 Notes (the “PIPE Warrants”); and (iv) up to 3,581,394 shares of Common Stock issuable upon exercise of placement agent warrants issued to Dawson James Securities, Inc. and its designees in connection with financings completed in January 2026 and May 2026 (the “PA Warrants” and, together with the PIPE Warrants, the “Warrants”). The shares described in clauses (iii) and (iv) are referred to collectively as the “Warrant Shares,” and the Issued Shares, the Conversion Shares and the Warrant Shares are referred to collectively as the “Shares.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed: (a) the genuineness of all signatures, including endorsements; (b) the legal capacity and competency of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Issued Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and are validly issued, fully paid, and non-assessable.

2. The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued and delivered upon exercise of the Warrants in accordance with their terms, including payment of the applicable exercise price or compliance with any applicable cashless exercise provisions, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid, and non-assessable.

3. The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued and delivered upon conversion of the May 2026 Notes in accordance with their terms or upon conversion of duly and validly issued shares of Series A Preferred Stock in accordance with the terms of the certificate of designation establishing the Series A Preferred Stock, following the effectiveness of such certificate of designation under the DGCL, and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Conversion Shares will be validly issued, fully paid, and non-assessable.

Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrants, the May 2026 Notes, the Series A Preferred Stock or the Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinions expressly stated above.

The opinion we render herein is limited to those matters governed by the DGCL as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares being registered while the Registration Statement is effective under the Securities Act.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP